Exhibit 10.13

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of September 17, 2020 (“Effective Date”), by and between Romeo Systems Inc. (“Company”) and Lionel Selwood, Jr. (“Executive”).

The parties agree as follows:

1.          Employment.  Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.          Duties.

2.1        Position.  Executive will continue to be employed by the Company, and, on a date to be agreed upon with the Company’s board of directors or the board of directors of any future direct or indirect parent of the Company (“Board”), Executive will transition to the role of Chief Executive Officer (the “CEO Effective Date”) and shall report to the Board and shall have the duties and responsibilities customary for such position as well as those assigned by Board  from time to time.  Executive shall faithfully and diligently perform all duties assigned to Executive.

2.2        Best Efforts/Full-time.  Executive will expend Executive’s best efforts on behalf of the Company and will abide by all policies and decisions made by the Company, as well as all applicable federal, state, and local laws, regulations, or ordinances.  Executive will act in the best interest of the Company at all times.  Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company.  Nothing in this Section 2.2 prevents Executive from (i) engaging in additional activities in connection with personal investments and community affairs (ii) serving as an outside director on the board of directors for one (1) organization that is not a competitor of the company, and (iii) serving as an advisor for one (1) organization that is not a competitor of the Company; provided that, in each case, such activities are disclosed in writing to the Board and are not materially inconsistent with, and do not materially interfere with, Executive s duties under this Agreement.

2.3        Work Location.  Executive’s principal place of work shall be located in the Los Angeles area (Romeo HQ), even though he will continue to maintain residence in Tampa, FL.  Company agrees that executive has excellent time management skills and may split time between his home and Romeo HQ; Executive will spend at least two full weeks per month and at least three (3) days in each of remaining weeks of each month at Romeo HQ.  Onsite schedule is subject to increase based on business needs.

3.          At-Will Employment.  Executive’s employment with Company is at-will and not for any specified period and may be terminated at any time, with or without cause, by either Executive or Company.  Executive or Company will provide a written ninety (90) days’ advance notice of intent to terminate employment (unless such termination is by the Company for “Cause,” in which case no notice shall be required); provided, however, that the Company may provide pay in lieu of all or a portion of any such 90 days’ notice.  No representative of the Company, other than the Board, has the authority to alter the at-will employment relationship.  Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the Board.  Nothing in this Agreement is intended to or should be construed to contradict, modify, or alter this at-will relationship.

4.          Compensation.

4.1        Base Salary.  As compensation for Executive’s performance of Executive’s duties hereunder, commencing on the CEO Effective Date, Company shall pay to Executive an initial base salary of $500,000 per year, less required deductions for state and federal withholding tax, social security, and all other employment taxes and payroll deductions, payable in accordance with the normal payroll practices of the Company (but no less than monthly).  At or about the same time that compensation adjustments are considered for senior executives of the Company generally, and not less frequently than annually, the Board or its compensation committee will review Executive’s base salary for potential increase.

4.2        Stock.  Executive will be granted time-vested options (the “New Option Grant”) to purchase eight million (8,000,000) shares of Company common stock (in addition the options Executive currently holds to purchase three million (3,000,000) shares of Company common stock).  The per share exercise price of the options will be the fair market value of one share of Company stock, as determined by the Board of Directors based on the most-recent 409A valuation as of the date of grant.  Such stock options will vest one-twelfth (1/12) on the first twelve (12) month anniversaries of the date of grant, subject to continued employment as CEO through each such vesting date.  Specific details regarding Executive’s stock options will be outlined in the 2016 Stock Plan and Executive’s individual Stock Option Grant, which will be provided upon formal approval by the Board.

4.3        Performance Award.  The Company currently is exploring a merger with a wholly-owned subsidiary of RMG Acquisition Corp. If that transaction (the “RMG Acquisition”) is consummated during Executive’s employment with the Company, Executive will be eligible for a performance-based award that can be earned upon the achievement of pre-established “stretch” stock price and/or market capitalization milestones set by the post-merger company’s Board of Directors (the “New Board”), in addition to Executive’s time-vested options.  The New Board will assess and determine the magnitude, vesting, and other terms and conditions of such grant.  Both awards are designed to reward Executive for significantly increasing the value of the Company’s stock over time.  At or about the same time that compensation adjustments are considered for senior executives generally (and, in any case, not less frequently than annually), the Board or its Compensation Committee will review and may consider the issuance to Executive of additional long term incentive awards.

4.4        Discretionary Bonus.  Executive may receive a discretionary annual bonus of up to one hundred percent (100%) of Executive’s base salary, as determined by the Board in its sole discretion, taking into account Executive’s performance and the performance of the Company.  During the first quarter of every calendar year, the Board will approve a set of goals, objectives and requirements to assist it in assessing whether to grant an annual bonus and, if so, the amount of such annual bonus.  Any annual bonus will be paid during the first quarter of the year following the year to which the bonus relates and may be paid in cash, fully-vested Company stock, or any combination thereof as determined by the Board in its sole discretion.

5.          Customary Fringe Benefits.  Executive will be eligible for all customary and usual fringe benefits generally available to Executives of the Company subject to the terms and conditions of the Company’s benefit plan documents.  To the extent Executive and Executive’s dependents are Medicare eligible and elect not to participate in the Company’s group healthcare coverage, the Company agrees to pay the premiums for the Medicare and supplemental coverage for Executive and Executive’s dependents, as applicable.  Company reserves the right to change or eliminate the fringe benefits and the benefit payment on a prospective basis, at any time, effective upon notice to Executive provided that Executive is treated no worse than any other Company executive.

6.          Business Expenses.  Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company.  In addition, Executive will be reimbursed for reasonable travel expenses from Tampa, Florida to Los Angeles California until the earlier of the time that Executive relocates to Los Angeles or when the Board in conjunction with an annual review of such travel reimbursement determines in its sole discretion that Executive should no longer receive such travel reimbursement.  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies.  Any reimbursement Executive is entitled to receive shall (a) be paid no later than 30 days following submission for reimbursement, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (c) not be subject to liquidation or exchange for another benefit.  Executive is eligible for a Company credit card if the Board decides to issue credit cards to the Company’s executives.

7.          Living/Relocation Expenses.  Company agrees to provide a monthly stipend in the amount of $3,000 for Executive to rent an apartment in the Los Angeles (“LA”) area until the earlier of the time that Executive relocates to LA or when the Board in conjunction with an annual review of such stipend determines in its sole discretion that Executive should no longer receive the stipend.  If/when Executive moves his permanent residence to LA, he will be eligible for relocation assistance from the Company, the details of which will be determined at that time.

8.          Termination.

8.1        Termination by the Company without “Cause”.  In the event that the Company terminates this Agreement and Executive’s employment other than for Cause (as defined below), then Executive shall be paid “Severance” consisting of (i) an amount equal to twelve (12) months of his then-current base salary; (ii) twelve (12) months of Company-paid or Company reimbursed COBRA continuation coverage to the extent Executive timely elects COBRA continuation coverage; and (iii) accelerated vesting of all then-outstanding and unvested Company stock options that were granted before August 1, 2020 (and all other options or other equity awards that are then outstanding and unvested will terminate without compensation therefore).  The cash portion of the Severance shall be paid in the form of salary continuation, commencing sixty (60) days after termination, provided however, that the first sixty (60) days of Severance shall be paid in a lump sum on the sixty fifth (65th) day after termination.  The period from Executive’s termination of employment until the last payment of salary continuation is the “Severance Period”).

To be eligible for any of the elements of Severance, Executive must execute, deliver and allow to become irrevocable a full and complete release of any and all claims in the form prescribed by the Company (“Release”).  The Release must be executed, and all revocation periods must have expired, within sixty (60) days after Executive’s date of termination, failing which Executive shall have no rights to any Severance.  Each payment of Severance, including, without limitation, each installment payment, shall be considered a separate payment, as described in Treasury Regulations Section 1.409A-2(b)(2), for purposes of Section 409A of the Internal Revenue Code (“Section 409A”).  In addition, if Executive is a “specified employee” within the meaning of Section 409A at the time of his separation from service from the Company within the meaning of Section 409A (a “Separation from Service”), then any payment otherwise required to be made to him under this Agreement on account of his separation from service, including any severance, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, such payment shall not be made until the first business day after (i) the expiration of six months from the date of Executive’s separation from service, or (ii) if earlier, the date of Executive’s death (the “Delayed Payment Date”).  On the Delayed Payment Date, there shall be paid to Executive or, if Executive has died, to Executive’s estate, in a single cash lump sum, an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence.

8.2        Termination by the Company for Cause.  The Company may terminate this Agreement and Executive’s employment at any time for Cause and, if so terminated, all then-outstanding and unvested Company stock options, regardless of when granted, and all other equity awards that are then outstanding and unvested will terminate without compensation therefore.  In the event Executive’s employment terminates under this Section 8.2, Executive shall not be entitled to any Severance.

For the purposes of this Agreement, “Cause” means that the Company has determined in good faith that: (i) Executive has materially failed to perform Executive’s responsibilities or duties to the Company, after written demand for performance has been given to Executive and, if reasonably susceptible of cure, has not been cured for a period of ninety (90) days after such written demand for performance; provided, however, Executive shall not be entitled to more than one such cure notice (and being absent for three (3) days without advance or concurrent notice shall be deemed incurable Cause); (ii) Executive has engaged in illegal conduct or gross misconduct in connection with his employment; (iii) Executive commits, is convicted of, or pleads guilty or nolo contendere to, a felony or a crime involving moral turpitude; (iv) Executive materially breaches Executive’s duty of loyalty to the Company or a material Company policy; or (v) Executive has engaged in dishonesty, fraud, gross negligence or repetitive negligence in the course of discharging Executive’s duties to the Company.  If Executive’s employment terminates at a time when the Company could have terminated Executive for Cause had it known all of the relevant facts and circumstances, Executive’s termination shall be treated as having been for Cause

8.3        Termination by Executive.  Executive may terminate this Agreement and Executive’s employment at any time for any reason or no reason.  At the time of such termination by Executive, he shall be entitled to receive all earned and unpaid base salary, reimbursable business and living/relocation expenses, and bonuses, all as earned and accrued through the date of termination.

8.4        Termination due to Disability.  At any time Executive has a Disability, the Company may terminate this Agreement and Executive’s employment.  “Disability” shall mean that Executive is rendered incapable of performing his essential job functions for at least ninety (90) consecutive days or one hundred twenty (120) days in the aggregate in any three hundred sixty five (365)-day period or is likely to be incapable of doing so, as determined by a physician selected by Company who is reasonably acceptable to Executive.  For the sake of clarity, nothing in this Section 8.4 shall affect any entitlement Executive has to disability insurance benefits.  If Executive’s employment is terminated by the Company by reason of Disability, (i) the Company shall pay Executive’s Base Salary, accrued Fringe Benefits, unreimbursed Business and Living Relocation Expenses, and Bonuses to which he is entitled, at the rate then in effect, in accordance with the payroll policies of the Company, through the date of such termination and Executive shall not be entitled to any further Base Salary or any applicable bonus, benefits or other compensation for that year or any future year, except as may be provided in this paragraph 8.4 or any applicable benefit plan or program, or to any severance compensation of any kind, nature or amount, unless otherwise agreed to by Company and (ii) each performance-vested equity award held by Executive immediately prior to such termination and for which the performance period is not then complete will remain outstanding and will vest, if at all, based on actual performance through the end of the applicable performance period on a pro-rata basis, which will be determined as a fraction, the numerator of which will be the number of days between the grant date of such award and the date of Executive’s termination of employment and the denominator of which will be the number of days between the grant date of such award and the vesting date of such award

8.5        Termination Due to Death.  Executive’s death will automatically terminate this Agreement and Executive’s employment.  If Executive’s employment ceases due to his death, each performance-vested equity award held by Executive immediately prior to such termination and for which the performance period is not then complete will remain outstanding and will vest, if at all, based on actual performance through the end of the applicable performance period on a pro-rata basis, which will be determined as a fraction, the numerator of which will be the number of days between the grant date of such award and the date of Executive’s termination of employment and the denominator of which will be the number of days between the grant date of such award and the vesting date of such award.

8.6        Additional Payments on Termination of Employment.  Regardless of the reason for Executive’s termination of employment, Executive (or his estate) shall be entitled to receive all earned and unpaid base salary and reimbursable business expenses, all as earned and accrued through the date of termination.

9.          No Conflict of Interest.  During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, or other activities that create a conflict of interest.  Such work and/or activities shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by Board in its sole discretion.  If the Board believes such a conflict exists during the term of this Agreement, the Board may ask Executive to choose to discontinue the other work and/or activities or resign employment with Company.

10.        Confidentiality and Proprietary Rights.  As a material inducement to the Company entering into this Agreement, Executive acknowledges and reaffirms his obligations under the attached Confidentiality, Property, Non-Compete, & Non-Solicit Agreement, which is incorporated herein by reference and agrees that he will read and enter into any similar agreement at the request of the Board.

11.        Arbitration.  In the event of any dispute or claim relating to or arising out of the employment relationship between Executive and Company or the termination of that relationship (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, disability or other discrimination), Executive and Company agree that all such disputes shall be resolved by binding arbitration conducted before a single neutral arbitrator in Los Angeles, California, pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org).  The arbitrator shall permit adequate discovery.  In addition, the arbitrator is empowered to award all remedies otherwise available in a court of competent jurisdiction; however, Executive and Company each retain the right to seek provisional remedies.  Any award rendered by the arbitrator may be entered by any court of competent jurisdiction.  The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based.  By executing this Agreement, Executive and Company are both waiving the right to a jury trial with respect to any such disputes.  Company shall bear the costs of the arbitrator, forum, and filing fees.  The prevailing party shall be entitled to reimbursement of its attorney’s fees and costs expended in connection with any arbitration proceeding.

12.        General Provisions.

12.1      Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  The obligations and duties of Executive hereunder are personal and not assignable. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any Change in Control. In the event of any such Change in Control, the provisions of this Agreement shall bind and inure to the benefit of the surviving or resulting entity, or the entity to which such assets shall have been transferred, as the case may be; provided, however, that the Company will require any successor to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

12.2      No Waiver of Breach.  The failure to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent a party thereafter from enforcing that provision or any other provision of this Agreement.  The rights granted the parties are cumulative, and the election of one shall not constitute a waiver of such party’s right to assert any other legal and equitable remedies available under the circumstances.

12.3      Termination of Employment.  “Termination of employment,” “employment termination” and other phrases of similar import refer to a Separation from Service.

12.4      Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.5      Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms that Executive has had an opportunity to construction to the effect that any ambiguities are to be desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.6      Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.

13.        Entire Agreement.  This Agreement, including Company’s Confidentiality, Property, Non-Compete, & Non-Solicit Agreement incorporated herein by reference and the Plan and related option documents described in subsection 4.2 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions negotiations, and agreements, whether written or oral.  This agreement may be amended or modified only with the written consent of Executive and the Board of Directors of the Company.  No oral waiver or modification will be effective under any circumstances whatsoever.  THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW:

Dated:	9/18/2020	/s/ Lionel Selwood, Jr.
Lionel Selwood, Jr.

Romeo Systems, Inc.

Dated:	9/18/2020	By:	/s/ Mike Patterson
Mike Patterson
Founder and Chairman of the Board